Exhibit 7.2

EX-7.2: Amendment to the OMX Transaction Agreement

EXECUTION COPY

AMENDMENT TO THE OMX TRANSACTION AGREEMENT

THIS AMENDMENT TO THE OMX TRANSACTION AGREEMENT (this “Amendment”), dated as of February 27, 2008 is entered into by and between The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, “Nasdaq”), Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai with company number CL0447 (together with any successor entity thereto, “Borse Dubai”), and BD Stockholm AB, a corporation organized under the laws of Sweden (the “Bidder”).  Nasdaq, Borse Dubai and the Bidder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Nasdaq, Borse Dubai and the Bidder have entered into that certain OMX Transaction Agreement, dated as of November 15, 2007 (the “OMX Transaction Agreement”); and

WHEREAS, the parties hereto desire to amend the OMX Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted; the parties hereto hereby agree as follows:

1.             Section 1.01(a).  The definition of “Trust Agreement” in Section 1.01(a) is hereby deleted in its entirety and replaced with the following sentence:

““Trust Agreement” means the trust agreement attached as Exhibit E hereto, entered into and dated as of February 21, 2008.”

2.             Exhibit E.  Exhibit E is hereby amended and restated in its entirety by the attached Exhibit E.

3.             Section 2.01(a)(ii).  Section 2.01(a)(ii) is hereby amended and restated in its entirety as follows:

“Nasdaq shall cause Bank of America, National Association to (x) pay to HSBC Bank plc, for the account of Borse Dubai, by wire transfer of immediately available funds to a bank account or accounts designated in writing by Borse Dubai to Nasdaq at least two Business Days prior to the Closing Date, an amount in cash equal to SEK 12,582,952,392, as may be reduced pursuant to Section 2.01(c) (the “Cash Purchase Price”), (y) deliver or cause to be delivered to Borse Dubai 42,901,148 of the Nasdaq Shares, that shall constitute no more than 19.99% of the issued and outstanding Common Stock on a fully-diluted basis as of the close of business on the day immediately before Closing, calculated in accordance with the methodology and assumptions set forth on Schedule 2.01(a), and taking into account the issuance of all of the Nasdaq Shares, and (z) deposit or cause to be deposited in the Trust 17,660,367 of the Nasdaq Shares, that constitute the remaining Nasdaq Shares. If so directed by Borse Dubai upon written notice given at least 2 days prior to the Closing Date: (A) Nasdaq shall deliver all or part of the Cash Purchase Price and the Nasdaq Shares referred to in clause (y) of the preceding sentence to Subsidiaries of Borse Dubai and/or (B) the Nasdaq Shares to be deposited in the Trust pursuant to clause (z) of the preceding sentence shall instead be delivered to Borse Dubai or its Subsidiaries, which shall immediately thereafter deposit such Nasdaq Shares in the Trust. “

4.             Schedule 2.01(a).  Schedule 2.01(a) is hereby amended and restated in its entirety with the attached Schedule 2.01 (a).

5.             Section 2.02(b).  Section 2.02(b) is hereby amended and restated in its entirety as follows:

“Nasdaq shall cause Bank of America, National Association to pay to HSBC Bank plc, for the account of Borse Dubai, by wire transfer of immediately available funds, an amount in cash equal to (x) SEK 265 multiplied by (y) the number of OMX Shares delivered or caused to be delivered by Borse Dubai to Nasdaq at such Secondary Closing. If so directed by Borse Dubai upon written notice given at least 2 days prior to any Secondary Closing, Nasdaq shall deliver all or part of the cash referred to in the preceding sentence to Subsidiaries of Borse Dubai.”

6.             Closing Date.  The “Closing”, as described in Section 2.03, shall occur on February 27, 2008.

7.             Section 3.19.  A new Section 3.19 shall be added immediately after Section 3.18 as follows:

“Section 3.19         Nasdaq Shares.  The 42,901,148 shares of the Nasdaq Shares, delivered by Nasdaq pursuant to Section 2.01(a)(ii), constitute no more than 19.99% of the issued and outstanding Common Stock on a fully-diluted basis as of the close of business on the day immediately before Closing, calculated in accordance with the methodology and assumptions set forth on Schedule 2.01(a), and taking into account the issuance of all of the Nasdaq Shares; provided, however, that for purposes of this Section 3.19 only, the “Measuring Date” in Schedule 2.01(a) shall be February 26, 2008 instead of January 31, 2008.”

8.             Section 6.02(b)(iii).  Section 6.02(b)(iii) is hereby amended and restated in its entirety as follows:

“a certificate executed by the chief executive officer or chief financial officer of Nasdaq to the effect that (A) the representations and warranties of Nasdaq contained in this Agreement and any Ancillary Agreement (but with respect to any Ancillary Agreement, only at Closing) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, other than those that are qualified by “materiality” or by Nasdaq Material Adverse Effect, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date, (B) Nasdaq has performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Borse Dubai and (C) setting forth the number of issued and outstanding shares of Common Stock on a fully-diluted basis as of close of business on the day immediately before Closing (calculated in accordance with the methodology set forth on Schedule 2.01(a)).”

9.             Section 6.02(c)(ii).  Section 6.03(c)(ii) is hereby amended and restated in its entirety as follows:

“a certificate executed by the chief executive officer, chairman, vice-chairman or chief financial officer of Borse Dubai to the effect that (A) the representations and warranties of Borse Dubai and the Bidder contained in this Agreement and any Ancillary Agreement (but with respect to any Ancillary Agreement, only at Closing) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, other than those that are qualified by “materiality”, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date and (B) Borse Dubai and the Bidder have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing, except where the nonperformance in relation to the transactions contemplated by this Agreement is not material to Nasdaq.”

10.           Effectiveness; Effect on OMX Transaction Agreement.

(a)       This Amendment shall become effective upon execution and delivery hereof of all parties hereto.

(b)       On and after the date hereof, each reference in the OMX Transaction Agreement to “this Agreement”, “herein”, “hereof” or words of similar import shall mean and be a reference to the OMX Transaction Agreement as amended hereby.

(c)       Except as specifically amended by this Amendment, the OMX Transaction Agreement shall remain in full force and effect and the OMX Transaction Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

11.           New York Law.  The enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of laws of another jurisdiction.

12.           Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

13.           Headings.  The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

[Execution page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
	Name:	Edward S. Knight
	Title:	Executive Vice President and
General Counsel

BORSE DUBAI LIMITED

By:	/s/ Soud Ba’Alawi
	Name:	Soud Ba’Alawi
	Title:	Vice Chairman

By:	/s/ Essa Kazim
	Name:	Essa Kazim
	Title:	Chairman

BD STOCKHOLM AB

By:	/s/ Per Larsson
	Name:	Per Larsson
	Title:	Chairman

Signature Page to OMX Transaction Agreement Amendment

Exhibit E

Form of Trust Agreement

See attached.

Schedule 2.01(a)

Methodology for Calculating the Issued and Outstanding
Common Stock on a Fully-Diluted Basis

Methodology:

•      The Common Stock price (the “Common Stock Price”) to be used in each calculation herein shall be the volume-weighted average price on February 26, 2008.

•      The number of outstanding shares of Common Stock shall be the actual shares outstanding (not weighted) at January 31, 2007 (the “Measuring Date”), plus the Nasdaq Shares.

•      The number of unvested shares of restricted stock shall be calculated using the treasury stock method of computing the dilutive impact at the Common Stock Price based on the unvested shares of restricted stock outstanding on the Measuring Date.

•      The number of shares of Common Stock underlying options shall be calculated using the treasury stock method of computing the dilutive impact at the Common Stock Price, including all options outstanding but exercisable on the Measuring Date, with no weighting and no forfeitures.

•      The number of shares of Common Stock underlying convertible debt shall be calculated using the if converted method at the Common Stock Price.

•      The number of shares underlying warrants shall be calculated using the treasury stock method at the Common Stock Price.

Sample Calculation:

Shares of Common Stock outstanding	139,003,000
Unvested restricted stock	359,755
Shares underlying options	5,412,561
Shares underlying convertible debt	8,281,162
Shares underlying warrants	995,054
Total shares outstanding 154,051,532. Based on the following assumptions:

•      All Share data as of January 31, 2008, and

•      Volume-weighted average price of $41.0014 on February 26, 2008, as reported by Bloomberg L.P.